Waste Disposal Agreements between JST and the Following customers were executed during 1999 to 2000


Customer               Rate per Ton
------------------     ------------
Dallas Contracting         $26.00
Covent Disposal            $26.00
P & N Recycling            $25.00
Mazzocchi                  $26.00
Paul Dengler jr, Inc       $25.00
Lertch Wrecking            $26.00
Cardella Trucking          $25.00
Phil Franchi
Equipment & Demo*          $26.00
Lakestreet                 $23.00
Mazza & Sons               $25.00
Trinity Transportation     $25.00
Easter Freight             $24.00

* filed herewith

All customer agreements expire December 31, 2000 or concurrently with the Company's agreement, if prior.
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                     WASTE DISPOSAL AGREEMENT BY AND BETWEEN
                            J.S. TRANSPORTATION, INC.
                 AND PHIL FRANCH DEMOLITION EQUIPMENT & WRECKING



         THIS WASTE DISPOSAL AGREEMENT (hereinafter referred to as "Agreement"), is entered into on June __, 1999 by and between the J.S. Transportation, Inc., with its principal place of business at 833 Rancocas Road, Mt. Holly, New Jersey 08086 (hereinafter referred to as "J.S. TRANSPORTATION") and Phil Franch Demolition Equipment & Wrecking., with a principal place of business located at P.O. Box 734, Camden, New Jersey 08101 (hereinafter referred to as "Franch").

         WHEREAS, pursuant to a separate agreement J.S. TRANSPORTATION is authorized to accept certain non-processible waste types (to be further defined hereinafter) at the Landfill at the Gloucester County Solid Waste Complex located in South Harrison Township, Gloucester County, New Jersey (hereinafter referred to as the "Landfill");

         WHEREAS, J.S. TRANSPORTATION desires to enter into an agreement with FRANCH whereby FRANCH would be permitted to dispose of certain non-processible waste types at the Gloucester County Solid Waste Landfill; and

         WHEREAS, FRANCH has agreed to deliver certain acceptable waste to the Landfill in accordance with the terms and conditions and fees as are set forth in this Agreement;

         NOW THEREFORE, in consideration of mutual promises, terms and conditions set forth below, the J. S. TRANSPORTATION and FRANCH agree as follows:

         1. Acceptable Waste is defined as non-processible and/or non burnable permitted waste types including (a) the non-processible and /or non-burnable portion of Waste ID Type 13 (bulky waste); the non-processible and/or non-burnable portion of Waste ID Type 13C (construction & demolition waste); Waste ID Type 27 (dry industrial non-hazardous waste. Unacceptable Waste includes (a) Waste ID Type 10 (household, commercial, institutional waste); Waste ID Type 23 (vegetative waste), Asbestos and (b) hazardous refuse of any kind or type (including those regulated under 42 U.S.C. 6921-6925 and regulations thereunder adopted by the United States Environmental Protection Agency pursuant to the Resource Conservation and Recovery Act of 1976, 90 Stat. 2806, 42 (U.S.C. 6901), such as cleaning fluids, crankcase oils, cutting oils, paints, acids, caustics, poisons, drugs, radioactive materials, fine powdery earth used to filter cleaning fluid and refuse of similar nature and (b) all other items of waste which the J.S. TRANSPORTATION reasonably believes would be likely to pose a threat to health or safety or the acceptance and disposal of which may cause damage to the Landfill or may be in violation of any judicial decision, order or action of any federal, state or local government or any agency thereof, or any other regulatory J.S. TRANSPORTATION or applicable law or regulations. If any governmental agency or entity having jurisdiction shall in the future determine that any substance which is not, as of the date of this Agreement, considered harmful or of a toxic nature or dangerous, is at any such future time recognized as harmful, toxic, dangerous or otherwise subject to regulation in any manner as hazardous waste, such substance shall thereupon, as to future deliveries, cease to constitute Acceptable Waste.

         2. Manner of Delivery (a) FRANCH agrees to deliver Acceptable Waste in a clean, orderly and safe manner during scheduled delivery days and hours (as per Exhibit I) and in such manner that the Acceptable Waste will not be spilled or blown on the Landfill. Should Acceptable Waste be so spilled or blown due to the negligence or willful acts or omissions of FRANCH or its subcontractors, FRANCH will promptly, at its sole cost, collect and remove such spilled or blown Acceptable Waste and if FRANCH fails to do so, FRANCH shall be liable to the J.S. TRANSPORTATION for all costs of such clean-up assessed by the Landfill to J.S. TRANSPORTATION. J.S. TRANSPORTATION and the operators of the Landfill reserve the right to inspect the contents on any vehicle delivering waste to the Landfill and may require FRANCH, if it deliveries to the Landfill include Unacceptable Waste or Hazardous Waste, both as defined herein, to separate all Unacceptable Waste or Hazardous Waste from Acceptable Waste. If such separation is impractical, J.S. TRANSPORTATION and/or the operators of the Landfill may refuse the entire load. FRANCH agrees to adhere to Landfill safety rules and regulations at all times while on the Landfill premises as specified in Exhibit II attached and made a part hereto.

         b) For purposes of this Agreement, (i) "Unacceptable Waste" means any waste other than Acceptable Waste and (ii) "Hazardous Waste" means any chemical, pollutant, contaminant, toxic substance, hazardous or extremely hazardous material or substance, radioactive material, or oil or petroleum product, as such terms or any similar terms are used under any applicable federal, state or local statutory or common laws, regulations, rules or ordinance relating to pollution or protection of the environment, natural resources or human health.

         3. Removal of Waste FRANCH agrees to remove from the Landfill at its sole cost any waste rejected by the operators of the Landfill in accordance with
Section 7, and FRANCH shall not be obligated to pay a tipping fee for waste so rejected. FRANCH will, in the event its waste is unacceptable be required to segregate such waste and remove it from the Landfill and pay for any costs assessed to J.S. TRANSPORTATION for such segregation and removal.

         4. Landfill Access J.S. TRANSPORTATION and the operators of the Landfill shall have the right to designate certain highway routes to be used by FRANCH to deliver Acceptable Waste to the Landfill. FRANCH agrees to utilize only those Gloucester County designated routes, which shall constitute reasonable direct access to the Landfill. In accordance with the preceding, FRANCH will abide by these designated routes for access to or egress from the Landfill.

         The J.S. TRANSPORTATION and the operators of the Landfill may take whatever action is necessary to insure compliance with the above directives, including barring the offending truck from the Landfill or termination of this Agreement, at the sole discretion of J.S. TRANSPORTATION the operators of the Landfill.

         5. Delivery Vehicles FRANCH shall cause all vehicle used for deliveries of Acceptable Waste to the Landfill to be registered, in safe and clean condition, and, in good repair. Each delivery vehicle shall not exceed sixty
(60) feet in length.

         6. Weighing Procedures The operators of the Landfill shall utilize and maintain a motor truck scale to weigh all vehicles delivering Acceptable Waste to the Landfill. Waste vehicles delivering Acceptable Waste to the Landfill shall have the truck number and all required documentation and registrations conspicuously displayed on the vehicle. Each incoming waste vehicle shall be weighed, indicating gross weight, time, point or origin and truck identification number on a weight record. Each vehicle will also be weighed after unloading.

         7. Refusal of Delivery J.S. TRANSPORTATION and the operators of the Landfill shall have the right without any liability to FRANCH to refuse deliveries of:

a) Any waste delivered other than during the established receiving hours as posted by the operators of the Landfill.
b) Any Acceptable Waste which the operators of the Landfill is unable to accept due to causes beyond its reasonable control.

         8. Tipping Fee and Payment FRANCH agrees to pay to J.S. TRANSPORTATION $26.00 per ton ("short ton" of 2000 pounds), inclusive of all existing taxes and/or surcharges, of Acceptable Waste actually delivered to the Landfill, by, or on behalf of, FRANCH. Unless agreed to in writing FRANCH may not deliver more than 100 ton per. In the event FRANCH delivers more than 100 ton on a single day
J. S. TRANSPORTATION reserves the right to terminate this contract.

         J.S. TRANSPORTATION will invoice FRANCH weekly. Invoices will be sent to FRANCH by facsimile by Monday for the prior weeks disposals. Payments shall be received by J. S. Transportation from FRANCH on or before the first Friday following FRANCH's receipt of the invoice. Payments should be made to:

                           J.S. TRANSPORTATION
                           833 Rancocas Road
                           Mt. Holly, NJ  08086

Any amount not received on the date when due shall bear a late fee equal to 5% of the outstanding balance.

                  In the event that FRANCH is five (5) days in arrears on payment, J.S. TRANSPORTATION shall have the right to terminate this agreement without notice of default.

         In the event any additional taxes or surcharges are imposed on the J.S. TRANSPORTATION by any government or regulatory body, other than income taxes, after the date hereof, the tip fee will be adjusted to reflect such taxes or surcharges, but only after the J.S. TRANSPORTATION has provided at least thirty
(30) days written notice of such adjustment to FRANCH

         9. Term The term of this Agreement shall commence upon the J.S. TRANSPORTATION's receipt of a fully executed Agreement and shall expire on December 31, 2000 (the "Term").

         10. Limitation of Liability Neither J.S. TRANSPORTATION or the operator of the Landfill shall be liable for or obligated in any manner to pay special, consequential or indirect damages, including, but not limited to, loss of profits for any claims made against it by FRANCH

         11. Applicable Law The laws of the State of New Jersey shall govern the validity, interpretation, construction and performance of these terms and conditions.

         12. Compliance with Laws Each party shall comply with all federal, state and local laws and regulations and administrative positions. Each party has, and will renew, all permits, licenses or permissions of governmental authorities necessary in connection with the performance of its obligations hereunder.

         13. Notices All notices hereunder shall be in writing with notice deemed to be given upon receipt, addressed as follows:



                  If to FRANCH:
                  P.O. Box 734
                  Camden, New Jersey 08101
                  Attn:  Phil Franch


                  If to the J.S. TRANSPORTATION:
                  833 Rancocas Road
                  Mt. Holly, NJ 08060
                  Attn:  Ira Levy



         Changes in the respective address to which such notices shall be sent may be made from time to time by either party by notice to the other party. Notice given otherwise than by mail shall be effective when received.

         14. Franch not to Compete. FRANCH agrees that for a period beginning upon execution of this Agreement and for three (3) years following the last date in which FRANCH delivers waste pursuant to this Agreement, that it shall not directly or indirectly enter a contract with any entity to deliver waste or any type of material to the Landfill.

         15. Confidentiality. As a condition of this Agreement, the parties and their agents, employees, and legal representatives agree not to reveal its terms or conditions nor the amount or range of any payments made hereunder to anyone, except insofar as disclosure may be required in order to satisfy the needs of the accounting, financial or legal professionals.

         14. Miscellaneous This agreement is the entire agreement between the parties, and supersedes and replaces all prior and contemporaneous understandings, agreements and negotiations of the parties as to the subject matter herein. This Agreement may only be amended by a signed writing of both parties.


WITNESS the execution hereof as an instrument under seal as of the date first above written.

                                            J.S. TRANSPORTATION


                                            By:
                                               ---------------------------------



                   PHIL FRANCH DEMOLITION EQUIPMENT & WRECKING


                                            By:
                                               ---------------------------------